PROSPECTUS Dated March 16, 2015 and PROSPECTUS SUPPLEMENT Dated August 13, 2015	PRICING SUPPLEMENT NO. 1 Dated March 7, 2016 Registration Statement No. 333-202789 Filed Pursuant to Rule 424(b)(2)

U.S. $6,000,000,000
FORD MOTOR CREDIT COMPANY LLC

MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue - Series B

2.735% Fixed Rate Notes Due March 14, 2018
The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

Trade Date:	March 7, 2016
Issue Date:	March 14, 2016 (T+5)
Stated Maturity:	March 14, 2018
Principal Amount:	$100,000,000
Interest Rate:	2.735%
Yield to Maturity:	2.735%
Price to Public:	100.00% of principal amount plus accrued interest from the Issue Date
Net Proceeds (Before Expenses) to Issuer:	$99,900,000 (99.90%)
Interest Payment Dates:	Semi-annually on each March 14 and September 14, beginning September 14, 2016
Minimum Denominations/Multiples:	$1,000,000 / multiples of $1,000,000 in excess thereof
CUSIP / ISIN:	34540XAA1 / US34540XAA19

Plan of Distribution:	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$100,000,000

	Total	$100,000,000

The above Agent has agreed to purchase the respective principal amount of Notes, opposite its name as principal, at a price of 99.90% plus accrued interest from March 14, 2016 if settlement occurs after that date.